Exhibit 10.52

EXECUTION VERSION

April 5, 2016

Ms. Karen N. Prange

Dear Karen:

On behalf of Henry Schein, Inc. (the “Company”), this letter (this “Letter Agreement”) will serve to confirm our agreement that you will commence employment with the Company and assume the position of Executive Vice President and Chief Executive Officer, Global Medical and Animal Health Groups, based out of our Melville, NY facility, reporting to Stanley Bergman, the Company’s Chairman and Chief Executive Officer (“CEO”), on the earlier of (i) the date that is six weeks following your provision of notice to the Senior Vice President, Global Human Resources and Financial Operations of the Company of your eligibility to commence employment, or (ii) June 1, 2016 (“Start Date”). Upon your Start Date, you will become a member of the Company’s Executive Management Committee.

Below I have outlined the compensation and benefit components of our agreement:

1.	Base Salary: The Company will pay you a minimum Base Salary of $650,000 per annum, payable in accordance with the Company’s normal payroll practices (currently, on a bi-weekly basis). Salary reviews for exempt professional employees are generally conducted annually in March of each year. You will be considered for a salary review in March 2017. You recognize that the Company retains the right to establish and modify compensation, benefits and working conditions for its employees, and for its various categories of employees, in its sole discretion, provided, however, that in no event will your Base Salary be reduced, unless it is reduced in a manner generally applicable to senior management employees.

2.	Annual Bonus: You will be eligible for an annual target bonus of up to $720,000, which will be prorated for the 2016 fiscal year (the “Prorated Bonus”) if your Start Date is after June 1, 2016. This bonus for the 2016 fiscal year is payable in March 2017 and will be guaranteed to be at least $720,000 (“2016 Target Bonus”), provided however, if your Start Date is after June 1, 2016, you will be guaranteed the Prorated Bonus. The payment of any bonus under this Section 2 (including, without limitation, the Prorated Bonus or 2016 Target Bonus) will be subject to your continued active employment with the Company through the payment date. After the 2016 fiscal year, your goals and objectives and performance bonus targets will be developed by the Company on an annual, ongoing basis and will be subject to the terms and conditions of the applicable bonus plan or program, provided, however, that in no event will your bonus targets be less than your 2016 Target Bonus, unless reduced pursuant to a plan generally applicable to senior management employees.

3.	Sign-On Bonus: You will be eligible to receive a Sign-On Bonus which will be divided into three applicable installment payments. So long as you are actively and continuously employed with the Company from your Start Date and up to and including the applicable date of each installment payment, you will receive the following: (a) $400,000, payable within seven (7) days of your Start Date; (b) $800,000, payable upon the first anniversary of your Start Date; and (c) $500,000, payable upon the second anniversary of your Start Date. If you leave the Company within twelve (12) months of any of the aforementioned installment payments dates for any reason except for your termination of employment with the Company for “Good Reason” (as defined in Section 7(b) herein) or the Company’s termination of your employment without “Cause”(as defined in Section 7(c) herein), you will be obligated to reimburse the Company within twelve (12) months of your termination, for any and all installment payments of the Sign-On Bonus made within the preceding twelve (12) month period.

4.	Sign-On LTIP: Your award, which will be granted in the quarter you are hired, will have a grant-date expected value of at least $1,300,000 and will be awarded in the form of Restricted Stock/Units (the “Sign-on LTIP”), subject to your continued active employment with the Company on the grant date. Sixty-five percent (65%) of the Sign-on LTIP will be subject to the achievement of performance goals determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole and absolute discretion, and a three year cliff vesting schedule commencing on the grant date and subject to your continued active employment with the Company until the end of such three year period. Thirty-five percent (35%) of the Sign-on LTIP will vest in accordance with a four year cliff vesting schedule commencing on the grant date and subject to your continued active employment with the Company until the end of such four year period. The actual number of Restricted Shares/Units representing the Sign-on LTIP will be determined on the grant date. The grant date will be the second Friday of the last month of the Company’s fiscal quarter end; provided, however, if the Compensation Committee approves a grant after the second Friday of the last month of a fiscal quarter but prior to such fiscal quarter end, then such grant shall have a grant date of the second Friday of the last month of the next following fiscal quarter.All equity awards, including the Sign-on LTIP, annual LTI grant and any equity awards contemplated under Sections 4 and 5 of this Letter Agreement, are subject to the discretion and approval of the Compensation Committee and the terms and conditions of the Company’s 2013 Stock Incentive Plan, as amended from time to time (or other applicable plan) (the “Stock Plan”) and the Company’s customary forms of award agreements, which may be modified from time to time.

5.

Annual LTIP: You will also be eligible to participate in the Company’s Annual Long Term Incentive (LTI) program under the Stock Plan beginning in 2016 (“annual LTI grant”). Your first annual LTI grant will have an estimated grant-date expected value of $1,000,000. The grant date will be the second Friday of the last month of the Company’s fiscal quarter end; provided, however, if the Compensation Committee approves a grant after the second Friday of the last month of a fiscal quarter but prior to such fiscal quarter end, then such grant shall have a grant date of the second Friday of the last month of the next following fiscal quarter.Your annual LTI grant is subject to your continued active employment through such grant date and will be in a form determined by the

2

Compensation Committee in its sole and absolute discretion, which shall include performance-based and time-based vesting requirements. Future eligibility to participate in the Company’s LTI program, or any successor equity award program offered by the Company, is subject to the sole and absolute discretion of the Compensation Committee. The actual equity award, if any, will be determined by the Compensation Committee on the grant date.

6.	Auto Allowance: You will be eligible to participate in the Company’s Executive Automobile Plan, subject to its terms and conditions and the Company’s right to amend or terminate such plan at any time in its sole discretion, which currently provides for an allowance of $20,400 per year, payable on a monthly basis, less appropriate tax withholdings.

7.	Termination:

a.	You acknowledge and agree that you are an employee at-will and that the Company may terminate your employment at any time, with or without notice and with or without cause. Notwithstanding the foregoing, if your employment is terminated by the Company without “Cause” or you terminate your employment with the Company for “Good Reason”, then the specific severance benefits set forth herein (other than to the extent duplicative) shall apply. In the event of any other termination with the Company, including a termination by the Company with Cause or your resignation (other than for Good Reason), death or Disability, none of the severance benefits set forth herein shall apply, except that in the case of your termination due to Disability, you will be entitled to receive any unpaid, but earned bonus under Sections 2 and 3 with respect to: (i) any such bonus relating to the year preceeding the year in which you terminate due to Disability; and (ii) the pro rata portion of any such bonus for the year in which you terminate due to Disability (based on the days you are employed in such year), provided, however, that you were employed for at least twenty-five percent (25%) of such year. Any such bonus shall be payable at the time bonuses are paid generally to other senior management employees. For purposes of this Letter Agreement, “Disability” shall mean, by reason of physical or mental disability, you (i) are unable to carry out the material duties you have agreed to carry out under this Letter Agreement for more than 180 days in any twelve-month period or (ii) are expected to be unable to carry out your duties for such period as certified by a Licensed Physician. A “Licensed Physician” shall be any qualified physician licensed to practice medicine in the State of New York as shall be mutually agreed by the Company and you (or your representatives), such approval not to be unreasonably withheld or delayed. You shall submit to an examination by a physician for purposes of the preceding provisions upon the Company’s request.

b.	A “Good Reason” event shall have occurred upon the occurrence of the following, without your written consent:

i.	a material reduction or material adverse change in your responsibilities, duties, positions or authority, as provided in this Letter Agreement, including any adverse change in your direct reporting responsibilities so that you are no longer reporting to the Company’s chief executive officer;

3

ii.	any failure by the Company to provide the compensation or material benefits agreed to be provided under this Letter Agreement; provided, however, that any reduction in compensation or benefits generally applicable to senior management employees shall not constitute Good Reason;

iii.	any change in location of the Company’s principal executive offices outside of the New York metropolitan area (which shall consist solely of New York City, Long Island and any other location within 35 miles of the Company’s current principal executive offices); or

iv.	if on or after the third anniversary of your Start Date, you reasonably determine in good faith and communicate in writing to the Company that there is no likelihood of satisfactory advancement and/or promotional opportunities within the Company.

Notwithstanding the foregoing, in order to terminate your employment for Good Reason, (i) you shall first provide both the CEO and the Senior Vice President, Global Human Resources and Financial Operations written notice of your intent to terminate your employment for Good Reason, and (ii) give the Company a period of not less than ninety (90) days (and 180 days in the case of a Good Reason event under Section 7(b)(iv)) to cure or remedy the situation, provided that, solely with respect to a Good Reason event under Section 7(b)(iv), you determine in good faith that the resolution of the situation is reasonably satisfactory to you. “Good Reason” for your termination shall not exist for any reason other than as expressly outlined in this paragraph.

c.	The Company may terminate your employment with Company at any time with or without Cause immediately, upon written notice. Upon termination by the Company for any reason, the Company shall have no obligation to you for any form of compensation or benefits, except as otherwise required by law or as expressly set forth in Section 7(d) in the event of the Company’s termination of your employment without Cause, other than (a) unpaid salary earned or accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by you before the termination, to the extent that you would have been entitled to such reimbursement under the Company’s policies but for the termination of employment. For purposes of this Letter Agreement, “Cause” shall mean: (i) if you shall have been found to have committed fraud or any felony in connection with your duties as an employee of the Company, or willful misconduct or any act of disloyalty, dishonesty, fraud or breach of trust or confidentiality as to the Company or any of its subsidiaries; (ii) the commission of any other act which causes or, in the good faith opinion of the Board, may reasonably be expected to cause substantial economic or reputational injury to the Company or any of its subsidiaries or (iii) any material breach by you of any agreement with the Company, including without limitation, this Letter Agreement and any confidentiality and non-solicitation/non-competition agreement (including such agreement referred to in Section 21 herein).

4

d.	In the event that the Company terminates your employment without Cause or you terminate your employment with the Company for Good Reason, you shall receive as severance: (1) continued base salary for twelve months (unless the Good Reason is triggered under Section 7(b)(iv) of this Letter Agreement, in which case the period shall be eighteen months) (the “Severance Period”) following the effective date of such termination, which shall be payable, subject to Section 8 of this Letter Agreement, in equal installments in accordance with the Company’s payroll practices beginning on the first payroll date after the 60th day following your termination; (2) provided that you make a timely election under COBRA, waiver of the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered immediately prior to the date of your termination, your spouse and eligible dependents) for a period equal to the Severance Period (but in no event longer than the maximum COBRA period under applicable law) or if the Company determines that the waiving of the COBRA premiums would result in a violation of the Affordable Care Act, the nondiscrimination rules of Section 105(h)(2) of the Code or any other statute or regulation, then, in lieu thereof, you will receive monthly payments equal to the monthly “applicable premium,” as that term is defined under COBRA; (3) a pro-rata portion of your annual bonus at target level through the date of your termination plus the pro-rata portion of any annual bonus at target level you would have earned from the date of your termination through the end of the Severance Period had you continued to be actively employed during that period, in each case, payable at the time the Company pays annual bonuses to its active employees; (4) your Sign-on LTIP award shall vest in full immediately upon the date of your termination; and (5) payment of any unpaid amounts of the Sign-On Bonus, which shall be paid in full on the payroll date specified in clause (1) of this paragraph, subject to Section 8 herein. All amounts provided for in this section are only payable provided that you timely execute (and do not revoke) a general waiver and release agreement agreed to by you and the Company based on its customary form. These severance payments will be subject to all regular and customary payroll deductions.

e.	You understand that in the event the Company reemploys you during the period which the severance benefits are being paid, severance payments will cease after you have received severance pay for all the weeks you were not employed by the Company. In the event of any termination of your employment by the Company without Cause or by you for Good Reason, you shall be under no obligation to seek other employment and no amounts due to you under this Letter Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain. You also understand in the event that you materially breach any other agreement with the Company, including any non-competition or other restrictive covenant agreement with the Company, all severance payments will cease and the Company shall have the right to recover any severance payments previously paid to you. In the event of any such material breach, the Company shall give you thirty (30) days to cure or remedy the situation, if curable.

5

f.	Change in Control: Simultaneous with your Start Date, you will enter into a change in control agreement, between you and the Company (the “Change in Control Agreement”). In the event your employment is terminated as described in the first sentence of Section 2(a) of the Change in Control Agreement, you will not be entitled to receive any severance of any kind under this Letter Agreement. In the event your employment is terminated as described in the last sentence of Section 2(a) of the Change in Control Agreement, you will no longer be entitled to further severance payments under this Letter Agreement and any severance amounts that become payable under the Change in Control Agreement shall be reduced by any severance amounts paid to you pursuant to this Letter Agreement.

8.	Section 409A Compliance:

a.	The intent of the parties is that payments and benefits under this Letter Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A.

b.	Notwithstanding anything herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Letter Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date immediately following the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6

c.	To the extent that any reimbursements payable pursuant to this Letter Agreement are subject to the provisions of Code Section 409A, (i) any such reimbursements payable to you pursuant to this Letter Agreement shall be paid to you no later than December 31st of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) your right to reimbursement under this Letter Agreement will not be subject to liquidation or exchange for another benefit.

d.	For purposes of Code Section 409A, your right to receive any installment payment under this Letter Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement that is considered nonqualified deferred compensation.

9.	Relocation: You will be eligible for the Company’s relocation package up to a maximum $300,000 inclusive of any tax gross up (guidelines attached), which relocation should be undertaken within twelve months of your start date. The relocation must be coordinated through the Company’s authorized outside relocation assistance firm. All reimbursable costs and/or items for direct payment must be substantiated by actual receipts or other similar documentation.

10.	Legal Fees: You will be eligible to receive reimbursement for reasonable attorney’s fees up to a maximum of $20,000 associated with the legal review of this Letter Agreement and the confidentiality and non-solicitation/non-compete agreements that you will be required to sign as a condition of employment. In order to be reimbursed, you must provide receipts and any other supporting documentation to Lorelei McGlynn within 30 days of your Start Date.

11.	401(k) Retirement Plan: You will also be eligible to participate immediately in the Company’s 401(k) Retirement Plan and other benefit programs including medical, dental, vision, life insurance, disability, the supplemental executive retirement plan and other plans, in each case, subject to the terms and conditions of the applicable plans and programs. Currently, the 401(k) Savings Plan allows you to save money for retirement on a pretax basis, and provides an annual matching contribution of up to 7% of your base pay, following your completion of one year of service. Please note that the 401(k) Savings Plan has an automatic enrollment feature, meaning that you will be automatically enrolled at a contribution rate of 3% if you do not opt out of the plan within 60 days of your hire date.

12.	Supplemental Executive Retirement Plan (SERP): You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP) following your completion of a year of service. Under the current plan, the Company makes a contribution into the SERP equal to the amount by which your Base Compensation exceeds “Recognized Compensation” ($257,143 for 2016) multiplied by seven percent (7%).

7

13.	Paid Time Off: You will be entitled to thirty (30) PTO days in your first year and subsequent year(s) of employment in accordance with the Company’s paid time off policy for other similarly situated employees of the Company, subject to the terms and conditions of the Company’s generally applicable policies related to PTO.

14.	Executive Physical: You will be eligible to participate in the Company’s annual Executive Physical Program, subject to its terms and conditions.

15.	Withholding: The Company shall be entitled to withhold from any amounts payable under this Letter Agreement or otherwise such federal, state or local taxes (including, without limitation, income and payroll taxes) to the extent the same are required to be withheld pursuant to any applicable law or regulation.

16.	Clawback Policy: Notwithstanding anything herein to the contrary, you agree and acknowledge that except for your 2016 Target Bonus, Sign-On Bonus and Sign-On LTIP (unless otherwise required by law), your cash and non-cash incentive compensation (whether provided under this Letter Agreement or otherwise) shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Company’s Board of Directors that is generally applicable to senior management employees. Notwithstanding the foregoing, you agree that incentive compensation, as defined under of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to you under the Company’s bonus plans, this Letter Agreement or any other plan, arrangement or program established or maintained by the Company will be subject to any clawback policy adopted or implemented by the Company in respect of Dodd-Frank, any other applicable law or regulation or otherwise that is generally applicable to senior management employees.

17.	Notices: Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made, given or received when hand-delivered, one business day after being transmitted by telecopier (confirmed by mail) or sent by overnight courier against receipt, or five days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this section:

If to the Company:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: Corporate Secretary

8

If to you:

At the address maintained in the Company’s human resources records.

With a copy to:

Rick Steiner Fell & Benowitz LLP

90 Broad Street, 25th Floor

New York, NY 10004

Attention: Robert J. Benowitz, Esq.

18.	No Waiver or Representations; Entire Understanding: No provision of this Letter Agreement may be modified, waived or discharged except by a waiver, modification or discharge in writing signed by you and such officer as may be designated by the Company’s Board of Directors (or duly authorized committeee thereof). No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter have been made by either party which are not expressly set forth in this Letter Agreement. This Letter Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and you with respect to the subject matter.

19.	Governing Law: This Letter Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

20.

Disputes: The Companyand you agree that any and all disputes relating to or arising out of this Letter Agreement, including but not limited to payments and benefits provided hereunder, will first be submitted to mediation pursuant to a written demand for mediation which either party may serve on the other which shall be before a mediator selected by the parties in accordance with mediation procedures of the American Arbitration Association (“AAA”). In the event the parties are not able to agree to a mediator within ten (10) days of receipt of the written demand for mediation, the mediator will be appointed by the office of AAA located in New York, New York. The costs of the mediator and fees imposed by the AAA shall be split equally by the parties. In the event mediation is unsuccessful, the dispute shall be resolved by way of binding arbitration. The arbitration shall be conducted by three (3) arbitrators in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA governing employment disputes. Each party shall select an arbitrator within ten (10) days of the commencement of the arbitration and the two (2) designated arbitrators shall select the third arbitrator within twenty (20) days of their selection if the parties cannot mutually agree on a third arbitrator. If the two (2) arbitrators cannot mutually agree on selection of a third arbitrator, the third arbitrator will be selected in accordance with the rules of the AAA. Each party shall bear its own expense in connection with such arbitration, except that the parties shall bear equally the cost of the selected arbitrators. The arbitration

9

hearing shall be held in New York County, New York, unless both parties mutually agree to a different location. The proceedings and result of any decision of the arbitrators shall be kept confidential by the parties, except if one party moves in court to vacate or enforce the arbitration decision, if required by law or if disclosed to the parties’ attorneys and advisors (who shall maintain such information confidential to the extent provided herein). In deciding any dispute, the arbitrators shall be required to (i) apply the terms and conditions of this Letter Agreement to such dispute; (ii) set forth in writing the award and a summary of those facts considered by the arbitrators to be material to the decision; and (iii) award the prevailing party reasonable attorney’s fees and costs incurred with any such proceeding. The Company and you specifically agree that this arbitration remedy does not apply to the provisions of paragraphs 1 and 2 of the Company’s confidentiality and non-solicitation/non-compete agreement attached as Exhibit A and that any breach of those provisions shall be governed by the remedies in paragraph 5 of Exhibit A. Further, the Company and you specifically agree that this arbitration remedy may not apply with respect to Section 16 if decided by the Company in its sole discretion. The parties further agree that this Section 20 may be specifically enforced in court, and the prevailing party in such an action may be entitled, at the discretion of the court, for reasonable attorney’s fees and costs incurred with any such action.

21.	Acknowledgements: By your execution of this Letter Agreement in the space provided, and in consideration of your employment with the Company and the compensation and benefit elements set forth above, you acknowledge, covenant, understand and agree as follows:

a.	The Company’s policy of employment prohibits you from taking any confidential or proprietary information with you from your current or any former employer, and you acknowledge that you have not done so and that the Company has actively discouraged you from doing so.

b.	The Company’s policy of employment prohibits you from using any such confidential information to the detriment of any former employer in anticipation of, or when you are actually in, the employ of the Company, and, accordingly, you may not use any proprietary or confidential documents or information from any prior employer while employed by the Company.

c.	You represent that to the best of your knowledge, you do not have any written or oral employment or other agreements with any previous employer or other entity, which would prevent you from (i) fully and openly being employed by the Company as the Executive Vice President and Chief Executive Officer, Global Medical and Animal Health Groups, or (ii) giving your full time and best efforts to such employment, or (iii) actively and aggressively pursuing your duties and responsibilities on behalf of the Company.

Your employment is contingent on the Company’s receipt of satisfactory reports with respect to: (a) a drug screen which you must take within 48 hours of receiving a conditional offer; (b) a criminal background check, including a motor vehicle check when appropriate; and (c) reference checks with your business and professional associates. Enclosed is the paperwork necessary to complete the drug screen and an authorization form for the criminal background check. Please return the authorization form as soon as possible.

10

You have agreed to the terms and conditions of (and will be required to execute): (i) the confidentiality and non-solicitation/non-compete agreement in the form attached hereto as Exhibit A; (ii) the Indemnification Agreement in the form attached hereto as Exhibit B, by which the Company will agree to indemnify you in accordance with the terms and conditions thereof; and (iii) the Change in Control Agreement in the form attached hereto as Exhibit C.

Please contact me at your earliest convenience when you are in a position to discuss an expected start date. If you have any questions or desire further information, feel free to contact me at 631-843-5925.

Please acknowledge your acceptance of this Letter Agreement by signing a copy of this Letter Agreement and returning it to me. Signatures of the parties transmitted electronically by facsimile or PDF (attached to an email) will be deemed to be original signatures for all purposes.

I look forward to having you join Team Schein.

Very truly yours,

/s/ Lorelei McGlynn

Lorelei McGlynn
Senior Vice President
Global Human Resources and Financial Operations

Accepted by:

/s/ Karen Prange
Karen N. Prange

11

EXHIBIT A

Form of Confidentiality and Non-Solicitation/Non-Compete Agreement

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of April 5, 2016 (the “Effective Date”) is between Henry Schein, Inc., a Delaware corporation (the “Company”) whose principal place of business is 135 Duryea Road, Melville, N.Y., and Karen N. Prange, residing at [address] (“Executive”).

WHEREAS, the Company is offering employment to Executive and Executive seeks to become an employee of the Company; and

WHEREAS, the parties acknowledge that Executive will be a unique employee, and the parties further acknowledge that Company is offering Executive initial employment in the position of Executive Vice President and Chief Executive Officer, Global Medical and Animal Health Groups, and that, in this position, Executive will be among the most senior executives in the Company, and will be part of the Executive Management Committee of the Company, and will be senior management of the Global Medical and Global Animal Health Groups, and of the Company’s human oral surgery business, and will be privy to key and critical confidential information concerning the entire Company, its affiliates, and their businesses, planning, strategic initiatives, expansion and futures, and concerning the interaction among the businesses of the Company’s various units; and, the parties further acknowledge that in connection with and/or as part of Executive’s initial and continuing employment by the Company, Executive is expected to have access to, and to assist in developing: highly confidential and proprietary information related to the Company, its affiliates, divisions, groups, and/or their plans, products and services; and

WHEREAS, entry into this Agreement is a material part of Company agreeing to employ Executive, and Company would not employ Executive unless she agreed to this Agreement and agreed to comply with the terms hereof; and entry into the terms hereof by Executive is a condition precedent to her employment by the Company; and

WHEREAS, Executive has had an opportunity to consider the matter, has reviewed the terms and restrictions hereof with her own independent legal counsel of her own choosing, and has made an independent and informed decision that this Agreement is (a) fair and not excessive; (b) necessary for the protection of the Company and its business; and (c) that entry into this Agreement, and compliance with the terms hereof, including the restrictions set forth herein, is reasonable and is in Executive’s best interests; and whereas Executive seeks to become employed by Company under the terms hereof.

NOW, in consideration of the Company hiring Executive, and in recognition of the confidential and proprietary information of the Company which she will utilize and develop and/or to which she will be exposed and have access, and of the key employment she will assume in the Company; and further in consideration of the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees with the Company as follows:

1.	Specific Restrictions.

1.1    (a) During her employment with the Company and/or any affiliate, Executive shall work only on behalf of Company or such affiliate, and shall devote her full time, energy, effort and loyalty to Company and/or the affiliate, and shall not engage, directly or indirectly, in any actions or conduct which compete with, or which aid, further or assist any competitor of, or any entity attempting to compete with, the Company and/or any affiliate of the Company. During her employment with the Company and/or any affiliate, the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent or consultant of any other firm, company or other person, or assist or have any financial interest in any other business or profession, except as specifically disclosed to (and agreed in advance of the commencement thereof by) the Company; provided, however, nothing contained in this paragraph shall prevent Executive from holding for investment, no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(b)    During Executive’s employ with the Company or with any affiliate, and for a period of twelve (12) months after the date on which Executive ceases to be employed by the Company and its affiliates (or eighteen (18) months in the event of a Good Reason termination under section 7(b)(iv) of the Letter Agreement dated April 5, 2016) (“Restricted Period”), the Executive will not, without the prior written consent of the Company: (i) aid or assist any entity other than the Company or such affiliate in engaging in a Restricted Business; (ii) aid or assist any entity other than the Company or such affiliate in working in a Restricted Business with a Restricted Customer, Business Associate and/or a Restricted Supplier; (iii) solicit, or attempt to solicit, on behalf of anyone other than the Company or an affiliate, the business or custom of a Restricted Customer with a view to providing goods or services that compete or attempt to compete with those provided by the Company or an affiliate in connection with any Restricted Business; (iv) attempt to divert or entice away from the Company or any affiliate, the business or custom of an existing customer in any Restricted Business,; (v) solicit or attempt to encourage a Restricted Customer, Business Associate or a Restricted Supplier to enter into a transaction in any Restricted Business, with an entity other than Company or an affiliate; (vi) except on behalf of the Company or its affiliates, be involved in the planning of sales, promotions, marketing or business efforts of any kind to or with any Restricted Customer or Business Associate, in a Restricted Business; (vii) interfere with the business relationships between Company or any of its affiliates, and any Restricted Customer, Business Associate or Restricted Supplier, or any vendor, distributor or supplier of the Company in a Restricted Business; (viii) except in the good faith performance of her duties on behalf of the Company or its affiliates, induce any Restricted Customer, Restricted Supplier, Business Associate, vendor, distributor or supplier to terminate, modify or reduce their relationship with Company or any of its affiliates; (ix) advise, assist, or work for, any entity other than Company or one of its affiliates, in connection with (A) the development, sale, warehousing, marketing, delivery and/or distribution of products or services (including technology/software products or services) to office based practitioners in the dental, medical or animal health fields, or to other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (B) manufacturing activities in the dental, medical and/or animal health fields, of the type conducted by Company or any affiliate at any time during the two (2) years prior to the last day of Executive’s employment with the Company and/or its affiliates; or (C) distribution services to dental, medical or animal health device or product companies, in the office-based professional health practitioner market segments, including, but not limited to, other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (x) have an interest, directly or indirectly, in an entity or enterprise, which Executive is prohibited from working for or assisting under one of the other sections of this Agreement, during the period when such prohibition is in effect; provided, however, that Restricted Party may own, directly or indirectly, solely as an investment, less than one percent (1%) of a class of publicly traded securities of any entity. Notwithstanding the foregoing, Executive shall not be restricted from engaging in activities for an entity or enterprise which is substantially focused on manufacturing or product development, provided that such entity’s or enterprise’s distribution model, method and activity, do not compete or attempt to compete with the Company or its affiliates.

(c)    During Executive’s employ with the Company or with any affiliate, and for a period of thirty-six (36) months after the date on which Executive ceases to be employed in any capacity by the Company and/or its affiliates, Executive will not, directly or indirectly: (i) solicit any employee, consultant, director or officer of the Company for employment with any other employer or firm, or assist any other person or entity in identifying for recruitment, or recruiting, any of such persons; (ii) except in the good faith performance of her duties while employed by the Company or an affiliate, encourage any employee of the Company or an affiliate, to leave the employ of the Company or affiliate; (iii) encourage any employee of the Company or an affiliate to breach a contract with the Company or any affiliate; (iv) without the prior written consent of the Company, pursue, engage in or utilize on behalf of anyone other than the Company or its affiliates, any proposed business arrangement or business plan on which Executive worked while employed by the Company or by an affiliate.

(d)    Company’s present agreement, to employ Executive at this time, shall, by itself, constitute full and adequate consideration for the restrictions and other provisions set forth in this Agreement, including all paragraphs and subsections hereof.

(e)    As used in this Agreement,

        (i)    The term “affiliate” shall have the same meaning as under Securities laws of the United States, such as Rule 405 of the Securities Act of 1933.

        (ii)    The term “Business Associate’ shall mean: (A) with respect to the period of Executive’s employ with the Company or with any of its affiliates: (1) any entity having material business relations with the Company or an affiliate; and/or (2) any entity or business other than the Company or its affiliates, which, at any time during Executive’s employment with the Company and/or its affiliates, worked with Company in identifying, analyzing, evaluating, assisting, formulating or executing, a consummated or potential transaction or other business venture; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any entity having material business relations with the Company, and which, at any time during Executive’s employment with the Company, had material business relationships with any part or aspect of the Company’s Global Medical Group, Global Animal Health Group, Global Dental Group, and/or with any other business group or unit of the Company which reported to, worked with or was supervised by Executive, or about which Executive was exposed to Confidential Information in connection with her employment.

        (iii)    The term “Company” as used in this Agreement shall be understood to mean and include, Company, Company’s affiliates, Company’s direct and indirect subsidiaries, and Company’s permitted assigns to whom this Agreement has been assigned.

        (iv)    The term “Restricted Business” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: each of the business(es), lines of business, and/or business segments of the Company, and/or of any of its affiliates; (B) With respect to the period after Executive ceases to be employed by the Company and its affiliates: each of the business(es), lines of business, and/or business segments of the Company and/or of any of its affiliates, which, at any time during her employ by Company or an affiliate, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information. Without limiting the generality of the foregoing, at all times, “Restricted Business” shall include, without limitation: each of the businesses, lines of business and business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, and of any business group or unit of the Company and/or of any of its affiliates, which, at any time during her employ by Company or its affiliates, reported to or was supervised by Executive, or with which Executive worked, or about which Executive learned or was provided access to, Confidential Information.

        (v)    The term “Restricted Customer” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any customer of the Company or of any affiliate; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any firm, entity, company or other person, who, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was a customer of: the Company’s Global Medical Group; the Company’s Global Animal Health Group; the Company’s Global Dental Group; or of any business group or unit of the Company and/or any of its affiliates, which, at any time during such twenty four month period, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) any customer of the Company or any affiliate who, at any time during the twenty four (24) months prior to the conduct at issue, was a customer of, or in the custom of engaging in business dealings with, the Company or any affiliate, and with whom, at any time during such period, the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate; (3) any firm, entity, company or other person, with which, at any time during the twenty four (24) months prior to the conduct at issue, the Company or an affiliate had negotiations or discussions regarding transactions and/or a business relationship, and with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate at any time during such period; and/or (4) any customer of the Company or its affiliates whom Executive, or an employee under the direct or indirect supervision of Executive, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was involved in soliciting, servicing or selling to, or in planning sales, promotions or marketing to.

        (vi)    The term “Restricted Supplier” shall mean (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any firm, company or other person who is a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement); (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates, any firm, company or other person who at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates: (1) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to any of the businesses, lines of business and/or business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, or of any business group or unit of the Company and/or any of its affiliates, which reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement), and: (A) with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or an affiliate, or (B) for whom Executive was responsible on behalf of the Company or affiliate.

1.2    (a)    Executive acknowledges and the parties agree that, as part of her employment with Company, Executive will receive from Company and/or Company’s affiliates, and/or will or may develop or obtain during her employment with the Company or its affiliates, confidential and/or proprietary information, including information that is not readily and properly available to the public, or is not readily and properly available to others in the trade, including, without limitation, (i) information disclosed to Executive and/or Company specifically in confidence, (ii) information developed by Company or its affiliates, or by Executive, while employed by Company or an affiliate, and not intended by Company or affiliate for disclosure; and/or (iii) confidential information of other types, including, but not limited to: (1) confidential information concerning the Company, its affiliates, their operations, plans and strategic planning; (2) confidential business plans, financial and market data and analysis; confidential information on the “know how” of the Company and its affiliates, business development, marketing, legal and accounting plans, strategies, methods, policies, procedures and techniques; (3) confidential data of the Company and/or its affiliates, pertaining to business units and lines of business in which the Company or its affiliates compete or may compete, or may be considering a transaction or business; such information may include confidential information pertaining to units of the Company which may not report to Executive, but as to which Executive may provide input; (4) research and development projects and results; (5) trade secrets and/or other knowledge or processes of or developed by the Company or its affiliates; (6) information developed or researched by Executive during her employment with Company; (7) names and addresses of certain vendors, sources of supply, suppliers and certain employees and customers; (8) confidential data on or relating to past, present or prospective customers, suppliers, products and markets; (9) the Company’s and the Company’s affiliates’ confidential information concerning operations, future business plans, pricing, strategies, acquisition plans, expansion plans and other matters; (10) Company’s and Company’s affiliates’ confidential information and compilations of information, regarding operations, sales, revenues, sales plans, customers, products, methods of conducting and obtaining business, providing or advertising services, or obtaining customers; (11) the terms of agreements or arrangements to which Company or its affiliates are or were a party; (12) gross and net profit margins and credit terms at which Company or its affiliates obtain product and/or sell to any of its customers. (The information described in Section 1.2(a) and its subparts is collectively referred to as “Confidential Information”.)

(b)    The parties recognize and agree that the Confidential Information is confidential and/or proprietary to Company, and is the property of the Company. During Executive’s employment with the Company, and at all times following the termination of Executive’s employment with Company for any reason, Executive shall not use for her own benefit, or the benefit of any other company, entity, or person, or disclose to any business, firm, corporation, association, venture, or any other entity or person, for any reason or purpose whatsoever (other than making proper use thereof, while employed by Company in the ordinary conduct of the Company’s business), the Confidential Information or any part thereof.

(c)    Executive further agrees that, during the Restricted Period, she shall not, other than as provided herein, individually or together with others, directly or indirectly, engage in any activity, action, work, business, enterprise or function (other than working for the Company and on its behalf) in which Confidential Information: (i) will be material to Executive’s work in such activity, action, work, business, enterprise or function, and/or (ii) would be disclosed to, or used on behalf of, anyone other than the Company.

1.3    (a)    Executive acknowledges and the parties agree: that if Executive engaged in the activities restricted under Sections 1.1 or 1.2 hereof, the improper use and disclosure of Company’s Confidential Information would result, and/or that there would be unfair competition, and/or improper misappropriation and improper use of the Confidential Information by persons or entities other than Company; and that the restrictions set forth in Sections 1.1, 1.2, and throughout this Agreement, are necessary to protect Company’s Confidential Information from misappropriation or improper use, and also to protect Company’s customer, employee, and vendor relationships and good will, and its investment in its business.

(b)    The parties contemplate that Executive’s work and responsibilities on behalf of Company will be in, and/or directed to, both the United States and Global markets. Accordingly, the geographic scope of the restrictive provisions set forth in Section 1.1 hereof, shall be the geographic territories and markets anywhere in the world (i) where the Company competes or does business, and in which are located any of the business(es), lines of business and/or business segments, of the Company’s Global Medical Group, Global Animal Health Group, and/or Global Dental Group, and/or of any other business unit with which Executive works during her employ with the Company or its affiliates, or concerning which Executive learned or had access to Confidential Information; (ii) to which Executive’s work on behalf of the Company is directed, at any time during the twenty four (24) months prior to the last day of Executive’s employment with the Company and/or with its affiliates; (iii) where Executive performs work on behalf of Company or an affiliate; and/or (iv) which are the locations of the businesses and/or entities involved in transactions with the Company on which Executive works on behalf of Company or an affiliate, at any time during the twenty four (24) months prior to the last day on which Executive works for the Company and/or its affiliates.

1.4    Executive expressly agrees that the provisions of this Section 1 and of this Agreement, including, without limitation, the restrictions of Sections 1.1, 1.2 and 1.3, and throughout the Agreement, are reasonable and are properly and necessarily required for the adequate protection of the Company, and the business, and the operations, intellectual property, trade secrets, Confidential Information and goodwill of the Company and its affiliates, but for which Company would not agree to employ Executive.

1.5    Nothing contained herein shall diminish any additional protections which Company may have under any other agreements between the parties or otherwise, or under applicable law or any applicable Company policies. All such remedies shall be cumulative and severally enforceable.

2.    Return of Company Property

2.1    All documents, materials, data bases, analyses, electronic documents, hardware, software, advertising or sales material or information, price lists, customer lists, order forms, order guides, samples, inventory lists, company data and information, notebook, tablet, smartphone and/or laptop computers and the data contained therein, and/or other material or data of any kind furnished to Executive by Company or its affiliates, or prepared or obtained by Executive on behalf or at the direction of Company or its affiliates, or in connection with Executive’s employment, and/or any Confidential Information, and/or any proprietary information of Company or its affiliates, shall be and remain the property solely of the Company or such affiliates.

2.2    Upon termination of Executive’s employment for any reason, Executive will immediately deliver to Company, all of Company’s and Company’s affiliates’ property, computers, drives, data, papers, books, manuals, lists, correspondence, and documents (regardless of their format or media), Confidential Information, and proprietary information, as well as any other matters or materials which may involve the business of Company or any of its affiliates, together with all copies thereof, irrespective of whether Executive created the same or was involved with the same. Executive will neither copy nor take any such material upon termination of Executive’s employment for any reason, and will return all physical and electronic copies previously made. Executive shall not be entitled to, and shall not, retain any copies thereof. Title and copyright therein shall vest in the Company. Executive shall also provide to Company, all passwords, codes, pins, and other access modalities, needed for, or to facilitate, access to and/or use of the computers, drives, devices, documents, websites and other devices, sites and materials, which belong to the Company or its affiliates, or the return of which is provided for hereunder. The Executive shall not destroy any of such property, sites, or devices, except with the express, written permission of the Company, but instead shall deliver all such property to the Company. Executive shall identify the location of all electronic copies, and, if directed by Company, shall permit, assist in and facilitate, the removal and expungement of the Company’s data and information from media owned or controlled by Executive. For purposes of clarity, Form W-2s or other compensation and benefits information provided by Company to Executive shall not be deemed Company property and may be retained by Executive, unless otherwise directed by the Company.

3.    Executive hereby acknowledges and agrees that notwithstanding termination or expiration of this Agreement, and notwithstanding termination of Executive’s employment with the Company and/or its affiliates, and notwithstanding the reason(s) for any such termination, and notwithstanding which party prompted any such termination, the restrictions and provisions herein that contemplate survival after termination, including, without limitation, the restrictions and provisions set forth in Sections 1 and 2 hereof, and in the subsections of those Sections, shall continue and remain in full force and effect, regardless of the reason for termination of employment, or termination of this Agreement, and regardless of whether termination of employment or of this Agreement was initiated or caused by Company or by Executive.

4.    Non-disparagement. Executive agrees that she shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Company and/or any affiliate, its and their employees and customers, products or services, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Company and/or any affiliate and/or its and their services, reputation, financial status, or business relationship; Executive agrees that she will not make any such statements, directly or indirectly, orally, in writing, or on any social media or other internet sites, including but not limited to, Facebook, Snapchat, and LinkedIn; or on any blogging and/or microblogging sites, including but not limited to Twitter; or on any personal website or blog; or on any video sharing or hosting websites, including but not limited to YouTube; or by e-mailing such to any distribution list or list-serve to which Executive may subscribe, or which Executive maintains, participates in or moderates. This paragraph shall not prevent Executive from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights, including any rights Executive may have under the National Labor Relations Act and other statutes and regulations, to disclose or comment upon Executive’s terms and conditions of employment. Company agrees to instruct its Executive Management Committee and its Board not to make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Executive, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Executive. This paragraph shall not prevent Company from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights Company may have.

5.	Certain Rights and Remedies upon Breach.

5.1    Enforcement. Executive acknowledges and agrees that the protection for the Company set forth in this Agreement is of vital concern to the Company, that monetary damages for any violation thereof would not adequately compensate the Company, and that the Company is engaged in a highly competitive business; Executive agrees that the Company shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order and other equitable relief, without posting bond, from any court of competent jurisdiction, restraining any violations or threatened violations of this Agreement by Executive. Executive further agrees that this section shall apply whether or not her employment hereunder has terminated, and regardless of the reasons for such termination. Executive acknowledges and agrees that her experience and capabilities are such that enforcement of this Agreement by injunction and otherwise will not prevent her from earning a living. Accordingly, it is understood and agreed that the Company, to the greatest extent permitted by law, shall be entitled to provisional remedies (including without limitation, temporary restraining order, preliminary and permanent injunctive relief) and damages, enforcing the terms hereof. Thus, if Executive breaches, or threatens to commit a breach of, any of the provisions hereof, Company shall have all of its rights and remedies at law and in equity, and shall also have the following rights and remedies, each of which rights and remedies shall be cumulative and independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company by contract, under law or in equity: (a) specific performance; and (b) accounting, to require Executive to account for and pay over to Company all payments, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any breach hereof.

6.    Additional Provisions

(a)    Invalidity and Severability. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, and to that extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. Further, the parties hereto expressly agree that those terms or conditions, if any, found to be invalid, illegal or unenforceable, shall be modified to conform to the most expansive permissible reading under the law that is consistent with the parties’ intent as expressed herein, and the parties expressly agree to this Agreement incorporating such modification. The parties specifically acknowledge and agree that each of the restrictions set forth herein is intended to be separate and severable, and that, if any of the restrictions shall be held to be void or unenforceable, the parties agree that it is their intent that the void or unenforceable provisions shall be deemed severable, and that the rest of this agreement shall be fully enforceable, to the greatest extent permitted by law, and that the void or unenforceable provisions shall be enforced to the greatest extent permitted by law.

(b)    Applicability. The parties agree that this Agreement and all provisions hereof, shall remain in full force and effect, regardless of whether Executive’s title, position, responsibilities and work for the Company change or are altered, and regardless of whether Executive is reassigned to new duties, titles and responsibilities.

(c)    Acknowledgement of Status. Company and Executive hereby acknowledge and agree that Executive’s employment hereunder shall be at-will. Accordingly, either party may, at any time, terminate Executive’s employment for any lawful reason or for no reason at all, with or without notice, and with or without cause. Notwithstanding such termination, the restrictions and remedies provided in the Agreement shall survive its termination as set forth herein.

(d)    Assignment – This Agreement may not be assigned by the Executive, without the Company’s prior written consent, and any attempted assignment without such consent shall be deemed void. The Company may assign this Agreement, in its sole discretion: (i) as part of the transfer or sale of all or substantially all of the assets of the lines of business in which Executive is employed (by way of sale, merger or otherwise); or (ii) to any affiliated or unaffiliated entity; upon such permitted assignment, at Company’s option, the burden and benefit hereof will be upon the permitted assignee.

(e)    Benefit – The rights and covenant of this Agreement, shall inure and extend to the parties hereto, their respective heirs, personal representatives, successors and permitted assigns.

(f)    Waiver of Breach – Waiver, or delay in seeking a remedy, by either party of a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of that or of any subsequent breach.

(g)    Applicable Law; Jurisdiction. Any action relating to this Agreement or the breach thereof shall be brought only in either: the State courts sitting in the State of New York, within New York, Nassau or Suffolk Counties; or in the federal courts sitting in the Eastern or Southern Districts of New York, and the parties expressly consent to the exclusive jurisdiction and venue of such courts for such purpose. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law. The parties agree that this Agreement is being, and shall be treated as having been, entered into by them, within the State of New York.

(h)    Entire Agreement – This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and cancels and supersedes, as of the date hereof, any and all previous agreements between the parties as to the subject matter of this Agreement. In the event the parties are also entering into other agreements, including other confidentiality or restrictive agreements, at or about the time that they are entering into this Agreement, and/or at or about the time of Executive’s commencement of employment, both this Agreement, and such other agreement(s), shall also be and remain in effect; any restrictions and remedies under such other agreements shall be cumulative and severally enforceable and in addition to the remedies and restrictions herein. In the event that there are conflicting provisions that cannot be read as providing cumulative rights under the various agreements, this Agreement shall govern. Further, Executive additionally agrees to comply with Company’s World Wide Business Standards as may be effect from time to time, and to comply with the Company’s written policies and manuals pertaining to confidentiality, non-competition and/or non-solicitation obligations; in the event there are conflicting provisions in the World Wide Business Standards, and/or in the policies and manuals, that cannot be read as providing rights cumulative of those set forth herein, this Agreement shall govern.. There are no terms hereof, expressed or implied, other than the express terms of this Agreement. No change, modification, termination or amendment of this Agreement shall be valid unless it is in writing and signed by the parties to this Agreement; this Agreement may not be changed, cancelled or superseded by the parties, except in a writing, signed by the parties, which expressly references this Agreement and indicates that the parties seek to change or modify it or some of its terms or provisions.

(i)    Interpretation. To the greatest extent permitted by law, any rule of law or legal decision that would mandate the interpretation of any ambiguities in this Agreement against a party, or that would require that the Agreement be strictly interpreted against one party or the other, shall be of no application and is expressly waived.

(j)    Notices. Any notice hereunder, if any, may be given personally to the Executive or to the Corporate Secretary of the Company (as the case may be), or may be sent to the Company by a generally recognized overnight delivery service (to the attention of its Corporate Secretary) at its above stated headquarters, or to the Executive either at her address given above or at her last known address. Any such notice sent by generally recognized overnight delivery service shall be deemed served forty-eight hours after it is sent and in proving such service it shall be sufficient to prove that the notice was properly addressed and that the records of the delivery service reflect that it was delivered.

(k)    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Agreed to:

Henry Schein, Inc.

By:	Stanley M. Bergman
Title:	Chairman & CEO
Dated:

Karen N. Prange
Dated:

EXHIBIT B

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of May 17, 2016 by and between Henry Schein, Inc., a Delaware corporation (the “Company”), and the undersigned (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering the subject matter of this Agreement.

RECITALS

WHEREAS, highly competent persons have become more reluctant to join and/or continue to serve publicly-held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) requires indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification may increase the difficulty of attracting and retaining such persons;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, the Board of Directors of the Company (the “Board”), upon recommendation from the Nominating and Governance Committee, has determined it is in the best interests of the Company and its stockholders that the Company should enter into indemnification agreements with its directors and officers;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.    Services to the Company. Indemnitee agrees to serve as an officer of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any of its subsidiaries or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), other applicable formal severance policies duly adopted by the Board, or, with respect to service as a director or officer of the Company, by the Certificate of Incorporation, the Company’s By-laws (the “By-laws”), and the DGCL. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as an officer of the Company, as provided in Section 16 hereof.

Section 2.    Definitions. As used in this Agreement:

(a)    References to “agent” shall mean any person who is or was a director, officer, or employee of the Company or a subsidiary of the Company or other person authorized by the Company to act for the Company, to include such person serving in such capacity as a director, officer, employee, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company.

(b)    A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

i.    Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing more than fifty percent (50%)] of the combined voting power of the Company’s then outstanding securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

ii.    Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

iii.    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

iv.    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

v.    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 2(b), the following terms shall have the following meanings:

(A)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(B)    “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C)    “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(c)    “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent of the Company or of any other corporation, limited liability company, partnership or joint venture, trust or other enterprise which such person is or was serving at the request of the Company.

(d)    “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e)    “Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, employee, agent or fiduciary.

(f)    “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable in the good faith judgment of such counsel shall be presumed conclusively to be reasonable. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)    “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(h)    The term “Proceeding” shall include any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this paragraph.

(i)    Reference to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Section 3.    Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor, by reason of Indemnitee’s Corporate Status. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Certificate of Incorporation, the By-laws, vote of its stockholders or disinterested directors or applicable law.

Section 4.    Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this Section 4, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court (as hereinafter defined) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.    Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 7.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8.    Additional Indemnification.

(a)    Notwithstanding any limitation in Sections 3, 4, or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of Indemnitee’s Corporate Status.

(b)    For purposes of Section 8(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

i.    to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and

ii.    to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 9.    Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification payment in connection with any claim involving Indemnitee:

(a)    for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)    for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(c)    except as provided in Section 14(d) of this Agreement, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10.    Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary (other than Section 14(d)), the Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding initiated by Indemnitee with the prior approval of the Board as provided in Section 9(c), and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. In accordance with Section 14(d), advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 10 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.

Section 11.    Procedure for Notification and Defense of Claim.

(a)    Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. The omission by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b)    The Company will be entitled to participate in the Proceeding at its own expense.

Section 12.    Procedure Upon Application for Indemnification.

(a)    Upon written request by Indemnitee for indemnification pursuant to Section 11(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Board, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied.

(b)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) hereof, the Independent Counsel shall be selected as provided in this Section 12(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within twenty (20) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 12(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 13.    Presumptions and Effect of Certain Proceedings.

(a)    In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)    Subject to Section 14(e), if the person, persons or entity empowered or selected under Section 12 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 13(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) of this Agreement.

(c)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolocontendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d)    For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Enterprise. The provisions of this Section 13(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e)    The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 14.    Remedies of Indemnitee.

(a)    Subject to Section 14(e), in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 12(a) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5, 6 or 7 or the second to last sentence of Section 12(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) payment of indemnification pursuant to Section 3, 4 or 8 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)    In the event that a determination shall have been made pursuant to Section 12(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a denovo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)    If a determination shall have been made pursuant to Section 12(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)    The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company shall, to the fullest extent permitted by law, indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(e)    Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

Section 15.    Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)    The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c)    In the event of any payment made by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)    The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)    The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.

Section 16.    Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as an officer of the Company or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto. The indemnification and advancement of expenses rights provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 17.    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 18.    Enforcement.

(a)    The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the By-laws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 19.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 20.    Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 21.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)    If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b)    If to the Company to

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

or to any other address as may have been furnished to Indemnitee by the Company.

Section 22.    Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 23.    Applicable Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

Section 24.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 25.    Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

HENRY SCHEIN, INC.		INDEMNITEE

By:
Name:	Walter Siegel	Name:	Karen Prange
Title:	Senior Vice President and	Address:
General Counsel

EXHIBIT C

Form of Change in Control Agreement

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

May 17, 2016

Ms. Karen Prange

Dear Karen:

In recognition of the Henry Schein, Inc.’s (“HSI” or the “Company”) desire to assure your continued services in the event of a pending or actual Change in Control (as hereinafter defined) of HSI, the Company’s Board of Directors is pleased to offer you the Change in Control protection outlined in this letter agreement (the “Agreement”).

1.    Term of Agreement. The term of this Agreement shall commence on May 17, 2016 (the “Effective Date”) and continue in full force and effect indefinitely.

2.    Entitlement to Severance Benefits.

(a)    Cash Severance Benefit. In the event your employment is terminated (a “Termination”) by the Company without Cause or by you for Good Reason, in either case within two years following a Change in Control, you shall be entitled to receive the sum of the following, payable in a cash: (i) Base Salary through the Termination date, which shall be paid no later than 15 days after the Termination date; (ii) a pro rata annual incentive compensation award based on actual achievement of the specified goals for the year in which the Termination occurs, which shall be paid in the calendar year immediately following the calendar year in which the Termination date occurs, and (iii) an amount equal to 300% of the sum of your Base Salary plus your target annual cash bonus which will be paid on the first business day immediately following the six-month anniversary of the Termination date. In addition, notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason, in either case (x) within 90 days prior to the effective date of a Change in Control, or (y) after the first public announcement of the pendency of the Change in Control, such termination shall, upon the effective date of a Change in Control, be deemed to be a “Termination” covered under the preceding sentence of this Section 2(a), and you shall be entitled to the amounts provided for under the preceding sentence, less any other severance amounts paid to you by the Company pursuant to Section 7(d) of your employment letter dated April 5, 2016.

(b)    Other Severance Benefits. In the event you are entitled to the amounts provided for in Section 2(a) hereof, and notwithstanding anything to the contrary contained in any stock option or restricted stock agreement, you shall also be entitled to the following: (i) immediate vesting of all outstanding stock options to the fullest extent permitted under the applicable stock option plan; (ii) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of Termination, (iii) immediate vesting of all restricted or deferred stock awards and non-qualified retirement benefits, (iv) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form (v) continued participation in all HSI’s welfare benefit plans (including, without limitation, health coverage and other benefit plans and programs pursuant to which benefits are provided to you as of the Termination date) at the same benefit level at which you were participating on the Termination date for a period of 24 months unless and until the date or dates you receive substantially equivalent coverage from a subsequent employer. Notwithstanding the foregoing, in the event the plan under which you were receiving health benefits immediately prior to your Termination is not fully-insured, then the Company shall either (A) provide health coverage to you pursuant to a fully-insured replacement policy or (B) in lieu of such health coverage, pay to you two annual cash payments equal to the cost for you to obtain a replacement policy (i.e., the premium costs), as determined on the Termination date, which will be paid on each of the 12-month anniversary and the 24-month anniversary of your Termination date.

(c)    In the event you become entitled to payments under this Section 2 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (collectively the “Payments”), all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other similar tax, but excluding any income tax of any nature) (“Excise Tax”), then the Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by you on a net after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Code Section 4999. If a reduction is to occur pursuant to clause (B) of the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A and timely elected by you, the Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) payments under Section 2(a)(iii) hereof; and (4) continued health insurance under Section 2(b)(v) hereof.

(d)    For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the

2

“base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e)    For purposes of determining whether clause (A) or clause (B) of Section 2(c) applies to the amount of the Payments, your actual marginal rate of federal income taxation in the calendar year in which the Payments are to be paid shall be used and the actual marginal rate of taxation in the state and locality of your residence for the calendar year in which the Payments are to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes under Section 68 of the Code.

(f)    No Mitigation; No Offset. In the event of any Termination, you shall be under no obligation to seek other employment and no amounts due to you under this Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain.

(g)    Exclusivity of Severance Payments; Release. In the event you are entitled to the amounts provided for in this Section 2, you shall not be entitled to any other severance payments or severance benefits, whether contractual or not, from HSI, or any payments by HSI on account of any claim by you of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws. The Termination payments and benefits (other than the obligations specified in Section 2(a)(i) and (ii) above) provided in this Agreement shall be conditioned upon and subject to you executing a valid general release reasonably satisfactory to HSI, releasing any and all claims arising out of your employment (other than enforcement of this Agreement), any rights under HSI’s incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury (the “Release”). The Company shall provide the Release to you within seven business days following the Termination date. In order to receive the payments and benefits provided in this Agreement, you shall be required to sign the Release within 45 days after it is provided to you, and not revoke it within the seven-day period following the date on which it is signed. Notwithstanding anything to the contrary contained herein, all payments and benefits delayed pursuant to this Section 2(e), except to the extent any such payments and benefits are subject to a six-month delay as required by Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), shall be paid to you in a lump sum on the first Company payroll date on or following the 60th day after the Termination date, and any remaining payments or benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

3.    Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)    “Base Salary” means the annualized rate of pay in effect on the Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction. As used herein, the term “Base Salary” includes, without limitation, the annualized rate of any automobile

3

allowance in effect on the date of Termination, and the amount, as applicable, of the Company’s matching 401(k) contribution and/or supplemental employment retirement plan contribution for the full year preceding the date of the Change in Control.

(b)    “Cause” shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts HSI’s financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts HSI’s financial condition or reputation, or (iii) you violate Section 4 of this Agreement.

(c)    “Change in Control” shall be deemed to occur upon any of the following: (i) acquisition of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”)) by any one “person” (as such term is defined in Section 3(a)(9) of the Act) or by any two or more persons deemed to be one “person” (as used in Section 13(d) or 14(d) of the Act)(each referred to as a “Person”) excluding HSI, any subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of 33% or more of the combined total voting power of the then-outstanding voting securities of HSI (the “Outstanding Voting Securities”) without the prior express approval of the Board of Directors; (ii) acquisition of “beneficial ownership” by any Person excluding HSI, any subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of more than 50% of the combined total voting power of the then Outstanding Voting Securities; (iii) directors elected to the Board of Directors over any 24-month period (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a twelve-month period) not nominated by HSI’s Nominating & Corporate Governance Committee (or a committee of the Board of Directors performing functions substantially similar to such committee) represent 30% (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a majority) or more of the total number of directors constituting the Board of Directors at the beginning of the period, (or such nomination results from an actual or threatened proxy contest); (iv) any merger, consolidation or other corporate combination of HSI (a “Transaction”), other than (x) a Transaction involving only HSI and one or more of its subsidiaries, or (y) a Transaction immediately following which the stockholders of HSI immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 50% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction; and (v) upon the sale of all or substantially all of the consolidated assets of HSI, other than (x) a distribution to stockholders, or (y) a sale immediately following which the stockholders of HSI immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 50% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction.

Solely for purposes of Section 2(a)(x) and (y), no Change in Control shall be deemed to have occurred unless the circumstances of such Change in Control would be treated as having resulted in the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

4

(d)    “Confidential Information” shall mean all information concerning the business of HSI relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding HSI’s business or industry properly acquired by you in the course of your career as an employee in HSI’s industry and independent of your employment by HSI. For this purpose, information known or available generally within the trade or industry of HSI shall be deemed to be known or available to the public.

(e)    “Good Reason” shall mean your termination of your employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in your position or responsibilities or assignment of duties materially inconsistent with your status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer you a position in the combined business entity, having authority equivalent in scope to the authority in the position held by you in the Company immediately prior to such business combination; (iii) any decrease in your Base Salary, target annual incentive or long- term incentive opportunity; (iv) any breach of the terms of this Agreement by HSI after receipt of written notice from you and a reasonable opportunity to cure such breach; (v) HSI fails to obtain any successor entity’s assumption of its obligations to you hereunder; or (vi) the Company requiring you to perform your services as an employee on an ongoing basis at a location more than 75 miles distant from the location at which you perform your services as of the date immediately prior to the Change in Control.

4.    Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)    During the term and thereafter, you shall not, without HSI’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so required by law, you shall give prompt written notice to HSI sufficient to allow HSI the opportunity to object to or otherwise resist such order.

(b)    During the term and for a period of 24 months thereafter, you shall not, without HSI’s prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by HSI or any affiliate, or (ii) was employed by HSI or any affiliate within three months prior to such solicitation.

(c)    You agree that, during the term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to HSI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

5

5.    Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to HSI’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, HSI shall continue payment of all amounts and benefits due you hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by HSI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of your litigation assertions or defenses were in bad faith or frivolous.

6.    Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate.

7.    Not an Employment Agreement. This Agreement is not a contract of employment between you and HSI. HSI may terminate your employment at any time, subject to the terms hereof or any other agreement that might exist between you and HSI.

8.    Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns. HSI agrees that in the event of a sale or transfer of assets, it shall, as a condition of such sale, require such assignee or transferee to expressly assume HSI’s liabilities, obligations and duties hereunder.

9.    Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

10.    Code Section 409A. It is intended that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

6

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to HSI.

HENRY SCHEIN, INC.

By:
Stanley M. Bergman
Chairman and CEO

Dated:	Accepted:

Karen Prange

7